Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-32065

                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series D
                               U.S. $2,000,000,000
                 Global Medium-Term Subordinated Notes, Series D
                Due From 9 Months to 60 Years From Date of Issue

         Pricing Supplement, dated September 10, 1997 (the "Pricing Supplement") to Prospectus Supplement, dated August 27, 1997 (the "Prospectus Supplement"); to Prospectus, dated August 27, 1997 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus")

                              Description of Notes

         The description of the LISBOR Escudo Notes set forth in this Pricing Supplement supplements the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series D, set forth in the accompanying Prospectus and Prospectus Supplement. To the extent any statement herein differs from a statement made in such accompanying Prospectus or Prospectus Supplement, such statement shall modify or supersede the statement made in such Prospectus or Prospectus Supplement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the accompanying Prospectus or Prospectus Supplement. For a description of certain risks associated with the LISBOR Escudo Notes, see "FOREIGN CURRENCY RISKS" in the accompanying Prospectus Supplement.


SUMMARY OF TERMS:

Title of Notes:             LISBOR Subordinated Floating Rate Notes Due
                            September 28, 2007 (the "LISBOR Escudo Notes").

Aggregate
  Principal Amount:         PTE 7,500,000,000.00.

Specified Currency:         Portuguese Escudo.

Issue Date:                 September 29, 1997.

Stated Maturity Date:       September 28, 2007.

Interest Rate Index:        Six Month LISBOR.

Spread:                     Plus 40.0 basis points.

Initial Interest Rate:      Six Month LISBOR plus 0.40%, as determined on the
                            second Market Day preceding the Issue Date.


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Interest Rate:              For each Interest Period, Six Month LISBOR plus
                            0.40%, as determined on the related LISBOR Interest Determination Date, or in the case of the Initial Interest Rate, the second Market Day preceding the Issue Date, subject to a maximum rate of 9.00% per annum. Interest shall be computed by dividing the interest rate applicable to each day during an Interest Period by 365 (or the actual number of days in the year).

Interest Commencement Date: September 29, 1997.

Interest Payment Dates:     Semi-annually, on the 30th day of each March and
                            September, commencing March 30, 1997, and at Stated
                            Maturity, provided that if an Interest Payment Date is not a Business Day in New York, New York, London,
                            United Kingdom and Lisbon, Portugal, then payment of interest will not be made on such date, but will be made on the next succeeding day which is a Business Day in New York, New York, London, United
                            Kingdom and Lisbon, Portugal with the same force and effect as if made on the Interest Payment Date and no interest shall accrue on the amount so payable for the period from and after such Interest
                            Payment Date.

Interest Period:            Semi-annually.

Interest Reset Dates:       The 29th day of each March and September.

LISBOR Interest
  Determination Dates:      Pertaining to an Interest Reset Date, the second
                            Market Day preceding such related Interest Reset
                            Date.

Index Maturity:             Six Months.

LISBOR Screen Reference:    Reuters Page LBOA (as described below).

Calculation Dates:          The related LISBOR Interest Determination Date.


Form and Denominations:     The LISBOR Escudo Notes will initially be issued in
                            the form of one or more temporary global Notes, which will be exchanged 45 days after the Settlement
                            Date, upon written certification as described in this Pricing Supplement and in the Prospectus
                            Supplement, for one or more permanent global Notes.
                            Interests in the permanent global Notes will thereafter be exchangeable at the option of the beneficial owner, on the terms and conditions described in this Pricing Supplement and in the Prospectus Supplement, for definitive Notes in bearer form in denominations of PTE 1,000,000,


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                            PTE 10,000,000 and PTE 100,000,000. Citicorp shall
                            bear the expense of producing Notes in bearer form to be issued pursuant to an exchange as described above. See "Global Notes" herein and "DESCRIPTION OF NOTES--Form and Denominations" in the Prospectus Supplement.

Early Redemption:           The LISBOR Escudo Notes are not subject to
                            redemption.

Sinking Fund:               The LISBOR Escudo Notes are not subject to any
                            sinking fund.

Exchange Listing:           The LISBOR Escudo Notes will be listed on the
                            Luxembourg Stock Exchange at the expense of the Issuer.

Calculation Agent:          Citibank, N.A.

Selling Agent:              Citibank International plc.

Commission:                 0.200%

Price to Public:            100.00%.

Clearance Information:      The LISBOR Escudo Notes have been accepted for
                            clearance through Euroclear and Cedel.



         In this Pricing Supplement references to "Escudo" and "PTE" are to Portuguese Escudo. At approximately 8:00 a.m. Lisbon time on September 10, 1997, the bid quotation from Citibank, N.A., Lisbon branch was PTE 183.503 per United States dollar.

                                    * * * * *

LISBOR Reference Screen

         LISBOR means that the rate for an Interest Reset Date will be the interbank offered rate as displayed on Reuters Screen Page "LBOA" for deposits in Portuguese Escudo for a period of the Index Maturity as of 11:00 a.m. Lisbon time, on the day that is two Lisbon Banking Days preceding the Interest Reset Date. If such rate does not appear on Reuters Screen Page "LBOA" the rate for that Interest Reset Date will be determined as if the parties had specified "PTE-LBOA Reference Banks" as the applicable Index.

         PTE-LBOA-Reference Banks means that the rate for an Interest Reset Date will be determined on the basis of the rates at which deposits in Portuguese Escudo are offered by the Reference Banks at approximately 11:00 a.m., Lisbon time on the day


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that is two Lisbon Business Days preceding that Interest Reset Date to prime banks in the Lisbon interbank market for the period of the Index Maturity commencing on that Index Reset Date and in a Representative Amount. The Calculation Agent will request the principal Lisbon office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided, the rate for that Interest Reset Date quotations are provided as requested, the rate for that Interest Reset Date will be the arithmetic means of the rates quoted by the major banks in Lisbon, selected by the Calculation Agent, at approximately 11:00 a.m., Lisbon time, on that Interest Reset Date for loans in Portuguese Escudo to leading European banks for a period of the Index Maturity commencing on that Interest Reset Date and in a Representative Amount.

         Reference Banks shall mean 4 major banks in the Lisbon interbank market. Representative Amount shall mean an amount not less than PTE 1,000,000.

Payment and Paying Agents

         Generally, the principal of and interest on the LISBOR Escudo Notes will be payable in the manner specified in the accompanying Prospectus under the heading "DESCRIPTION OF NOTES -- Payment and Paying Agents" and the accompanying Prospectus Supplement under the headings "DESCRIPTION OF NOTES -- Payment and Paying Agents" and "SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES -- Payment".

         In addition to Citibank, acting through its principal office in London, England, and Citibank (Luxembourg) S.A., acting through its principal office in Luxembourg, Citicorp has designated Citibank, acting through its main office in Lisbon, Portugal as Paying Agent for the LISBOR Escudo Notes outside the United States. Citicorp will, as long as any LISBOR Escudo Notes remain outstanding, maintain a paying agency in Lisbon. In addition to London and Luxembourg, Lisbon will constitute a Place of Payment with respect to the Notes.

         The principal of and interest on the LISBOR Escudo Notes will be payable in Escudos. Payments will be made by Escudo check or Escudo bank draft on a bank (in the case of payment to a nonresident of Portugal, an authorized foreign exchange bank) in Lisbon, Portugal or by transfer in same day funds to an Escudo account (in the case of payment to a nonresident of Portugal, to a nonresident account) maintained by the payee with a bank in Lisbon, Portugal, subject in each case to all applicable laws and regulations.

Selling Restrictions

         The LISBOR Escudo Notes have not and will not be registered under the Portuguese Securities Code as a public offering. The Selling Agent has represented and agreed that it has not offered and will not offer any notes by way of a public offering within the Portuguese market, such concept meaning an unsolicited request for applications for the subscription of notes addressed to non-pre-determined and non-pre-defined investors or by using any public advertisement means.


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